PART I - EXHIBIT 11
BLOUNT, INC. AND SUBSIDIARIES
COMPUTATION OF NET INCOME PER COMMON SHARE
(In thousands, except share data)
(Unaudited)
                                                          Three Months
                                                          Ended May 31,
                                                   --------------------------
                                                       1994           1993
                                                   -----------    -----------
Primary:
     Income from continuing operations             $     9,008    $     4,864
     Discontinued operations - loss from
        operations, net                                                (3,657)
                                                   -----------    -----------
     Net Income                                    $     9,008    $     1,207
                                                   ===========    ===========

Shares:
     Weighted average common shares outstanding     12,494,242     12,264,545
     Dilutive effect of stock options                  359,652        313,842
                                                   -----------    -----------
     Average common shares outstanding as adjusted  12,853,894     12,578,387
                                                   ===========    ===========

Per Common Share:
     Continuing operations                         $       .70    $       .39
     Discontinued operations                                             (.29)
                                                   -----------    -----------
     Net Income                                    $       .70    $       .10
                                                   ===========    ===========

Assuming Full Dilution:
     Income from continuing operations             $     9,008    $     4,864
     Discontinued operations - loss from                               (3,657)
        operations, net                            -----------    -----------
     Net Income                                    $     9,008    $     1,207
                                                   ===========    ===========

Shares:
     Average common shares as adjusted
        for primary computation                     12,853,894     12,578,387
     Additional dilutive effect of stock options        38,965         55,506
                                                   -----------    -----------
     Average common shares outstanding
        as adjusted                                 12,892,859     12,633,893
                                                   ===========    ===========

Per Common Share:
     Continuing operations                         $       .70    $       .39
     Discontinued operations                                             (.29)
                                                   -----------    -----------
     Net Income                                    $       .70            .10
                                                   ===========    ===========
                                    Page 13